Exhibit 10.1

Preliminary Agreement

This agreement is executed by the parties below on September 12, 2004:

(1) Vision Huaqing (Beijing) Development Co. Ltd. (hereinafter referred to as “Party A”)

Address: A-1201, Innovative Plaza, Tsinghua Science Park, Haidian District, Beijing

Legal representative: Yali Hong

Title: Chairman of the Board

Tel: 8610-62790008

Fax: 8610-62790058

(2) Beijing Sohu New Era Information Technology Co., Ltd. (hereinafter referred to as “Party B”)

Address: Room 3001, Teng Da Building, 168 Xizhimenwai Avenue, Haidian District, Beijing.

Legal representative: Charles Zhang

Title: Chairman of the Board

Tel: 8610-65102160

Fax: 8610-65101889

WHEREAS,

A. Vision International Center (“Vision Center”) constructed/funded by Party A is to be put into operation, and is to be leased * when applicable.

B. Party B intends to rent * part of the area of Vision Center when finished, and Party A agrees to lease * part of the area of Vision Center to Party B.

C. The parties agree to enter into the binding legal agreement with regards to Party B’s expected rent * of part of the area of Vision Center prior to the completion of the construction of and the issuance of ownership certificate for Vision Center, the major contents of which will be incorporated into the future Vision Center house lease contract * between the parties.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

NOW THEREFORE, the parties agree as follows upon equal and friendly consultation:

I.	Lease

1.1	Position and Area of Subject House

1.1.1	The parties agree that Party B will preserve the rent of house Floor 8 to Floor 15 ( actually 6 floors as there are no Floor 13 and 14) from Party A with the position/area below:

Floor	Building area (square meters)	Floorage area (square meters)	Floorage area rate (%)
15/F	2,598	2,049	79
12/F	2,595	2,047	79
11/F	2,591	2,043	79
10/F	2,588	2,041	79
9/F	2,584	2,037	79
8/F	2,580	2,034	79

Total	15,536	12,251	79

1.1.2	The parties agree that the area of the Subject House of Party A under clause 1.1 is only interim with the actual area subject to the measurement of the state-approved measurement organizations (with the certification of professional measurement organizations issued by central government authority). The rent shall be calculated as per the actual building area. In case the actual area dwindles, Party A shall refund Party B the over rent and the interest thereof at the same-period bank loan interest rate.

1.1.3	Lease term and commencement date

1.1.3.1	The lease term for the area under clause 1.1.1 shall end on December

31, 2009, 5 years for stories from 10 to 15, 4 years and 4 months for the 9th story and 3 years and 11 months for the 8th story. Upon the expiration, Party B is entitled to renew the term for another 3 years under the conditions hereunder.

1.1.3.2	The lease commencement dates of the above stories under clause 1.1 are:

(1)	Stories 10, 11, 12 and 15: January 1, 2005

(2)	Story 9: September 1, 2005

(3)	Story 8: February 1, 2006

1.1.4	Rent and property management fee

1.1.4.1	The leased area under clause 1.1.1 is subject to the rent in the first 3 years at RMB * yuan per month/m2 of building area (exclusive of property management fee, same below), the rent in the 4th and 5th year subject to market-based adjustment. However, Party A promises that the adjusted rent shall not exceed 120% of the original rent standard. Although under clause 1.1.3.2, the commencement of the date for various stories of Vision Center is different, the starting date for rent adjustment shall be January 1, 2005.

1.1.4.2	Upon the expiration of the 5-year lease term, Party B may renew for another 3 years at the rent set as per the current market price upon mutual consultation. Otherwise, the rent shall be the mean value of the evaluated value set by 2 independent appraisers mutually engaged by the parties (the parties shall evenly share the evaluation cost).

1.1.4.3	The property management fee is RMB * yuan/month/ m2 of building area, which shall be subject to adjustment based on the standard published by the property management company.

1.1.4.4	Party B shall pay Party A the current-month rent and property management fee within the first five (5) working days of each month to the bank account designated by Party A. Party A shall provide Party B the invoices upon the receipt of the payment.

1.1.5	Rent-free period

1.1.5.1	Party A promises to exempt the rent of Party B for a certain period each year in the 5-year term, during which Party B only pays the property management fee and energy consumption cost.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

1.1.5.2	The Subject House from the 10th to 15th story is subject to 8-month rent-free period in the 5-year lease term, including 2 months each in the first 3 years and 1 month each in the late 2 years. The rent-free period in the 8th and 9th story shall be calculated in proportion to the actual lease term, i.e. 2 months each in the first 3 years for the 8th and 9th stories, 1 month for the 9th story in the 4th years, 10 days for the 4 months in the 5th years, 28 days for the 8th story in the 11 months of the 4th year. The commencement dates of the rent-free period are:

(1)	January 1 each year for the 10th, 11th , 12th and 15th stories;

(2)	September 1 for the 9th story;

(3)	February 1 for the 8th story.

1.1.6	Furbishing period

1.1.6.1	Party A agrees to grant Party B the rent-free furbishing period for the Subject House.

1.1.6.2	The furbishing period is 4.5 months for the 10th, 11th, 12th and 15th stories from August 15, 2004. From August 15, 2004, Party B may enter into the Subject House for design, and start the furbishing from September 1. The furbishing period is 2 months for the 9th story from July 1, 2005, 2 months for the 8th story from December 1, 2005.

1.1.6.3	Party B shall bear the property management fee and energy consumption fee in the furbishing period, starting on the date when Party A’s renovation formally begins.

1.2	Warehouse Lease

1.2.1	Party A agrees to lease the 3 warehouses of 110 m2 of building area in the 2nd underground floor of Vision Center during the lease term hereunder to address business needs of Party B.

1.2.2	The warehouse rent is RMB * yuan/month/ m2 of building area without property management fee. The rent shall be increased by 5% every two years.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

1.2.3	Party B shall pay the warehouse rent as per the provisions under clause 1.1.4.4.

1.3	Parking lot lease

1.3.1	Party A agrees, to meet the needs of Party B, when Party B rents * a total of 4 stories of Vision Center, Party A will provide Party B 8 rent-free VIP parking places in the underground parking lot (Party B shall bear the property management fee) for the term equivalent to the lease term or long term (some 45 years). When Party B rents * above-5 stories, Party A will provide Party B 10 rent-free VIP parking places in the underground parking lot (Party B shall bear the property management fee) for the term equivalent to the lease term or long term (some 45 years). However, if the stories occupied by Party B is less than the above mentioned standard, Party A is entitled to reduce the numbers of the rent-free VIP parking lots (one rent-free VIP parking lot for half of the story).

1.3.2	Party A agrees that, in the lease term *, if requested by Party B, Party A will provide Party B at least 140 parking places in the underground parking lot and the parking lots in Vision Center, including at least 95 parking places in the underground parking lot (exclusive of the above rent-free VIP parking places). However, if the stories occupied by Party B is less than the above mentioned standard, Party A is entitled to reduce the numbers of the parking lots based on the ratio every parking lot equals to 110 square meter.

1.3.3	The unit rent of parking places under clause 1.3.2 is RMB * yuan each month, subject to the market-based adjustment every 5 years. (recommend to drop the rent of the parking places other than those in the underground parking lot).

1.3.4	Party A agrees Party B may pay Party B the lump RMB * yuan for each parking place under clause 1.3.2 for the 45-year use of such parking place.

1.3.5	The property management fee for each parking place rented or used by Party B is RMB * yuan per month.

1.3.6	The payment term of the parking place rent and property management fee is the same with that under clause 1.1.4.4.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

1.4	Sub-lease

1.4.1	Without prejudice against the quality and image of Vision Center, Party B may sub-lease Vision Center rented by it, the whole or as a part, to its affiliates (affiliates refer to the companies wholly owned or controlled by Party B, “control” refers to the right directly or indirectly controlling the management and decision making, by voting shares, contract or other manner, same below), to which Party A shall give assistance.

1.4.2	Except for the cases under clause 1.4.1, without prior written consent of Party A, Party B shall not sub-lease Vision Center, warehouse and parking places to any third party.

1.5	Execution earnest and deposit

1.5.1	Within seven (7) days after the execution hereunder, Party B shall pay Party A RMB * yuan as the earnest of singing Vision Center lease contract (8-15-story 1-month rent and property management fee under clause 1.1.1). The parties will enter into the formal lease contract within ten (10) days after Vision Center available for lease and after the execution hereunder. In case failing to do so, the parties agree to postpone the execution the latest at December 15, 2004. In case of failing to execute the written contract before the above deadline due to the causes of Party B, Party A is entitled to confiscate the earnest of Party B, and enter into formal lease contract with any other tent for the Subject House. In case of failing to enter into the contract before the above deadline due to the causes of Party A, Party A shall refund Party B the amount twice of the earnest. In case of failing to enter into the contract before the above deadline without the fault of any party, Party A shall refund the earnest to Party B.

1.5.2	Within seven (7) days after the execution of the formal lease contract, Party B shall pay Party A the deposit equivalent to 2-month rent and property management fee of the Subject House (from 8th floor to 15th floor) (the earnest under clause 1.5.1 converted to deposit). Within seven (7) days after the lease term *, Party A shall refund the deposit to Party B in one lump without interest, net of any overdue payable of Party B to Party A.

1.6	Preemptive rent right of the 7th floor

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

1.6.1	Party A agrees, after execution of Vision Center lease contract and Party B’s residence in Vision Center, when the 7th floor of Vision Center is available for lease, under the same conditions for any third party, Party B and Party B affiliates have the preemptive right to rent the 7th floor. Party A will notify Party B in writing one (1) month in advance to exercise such right, stating major lease conditions like rent and lease term. Delayed response of Party B shall be deemed as waiver of such right.

1.7.1	Short-term renewal upon expiration

1.7.2	Upon the expiration of the lease term under clause 1.1.3 or the 7th floor, as requested by Party B, Party A agrees to grant the short-term renewal of 3 months at the longest.

1.7.3	The short-term lease term rent shall be 150% of the then market rent or mutually standard, whichever is higher.

1.8	Purpose of the leased house

1.8.1	The purpose of Vision Center is office and attached business facilities. Party B is entitled to use the leased Vision Center as office, administrative, technical support and training centers within the above stipulated purposes.

1.9	Leased house facilities

1.9.1	Air-conditioning system

1.9.1.1	The Vision Center rented by Party B is equipped with 2 systems+2 systems air conditioning system at the wind flow of 50 m3/person/hour (each person 12 m2 of building area).

1.9.1.2	The normal air-conditioning supply hours are 8:00 a.m. through 19:00 p.m. on working days (Monday through Friday, except for public holidays).

1.9.1.3	In case Party B requires additional hours of air-conditioning service besides the normal supply, Party B shall notify Party A in writing twenty four (24) hours in advance, at * yuan per each additional hour for each floor. If the subject floor has the building area over 1,250 m2, the additional-house price shall be RMB * yuan/hour/m2.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

1.9.1.4	Party B may install independent air conditioners at the leased house, particularly the equipment room and other rooms in need of around-clock air conditioning. If such act entails the cooling water system furnished by Party A, Party A may provide the cooling-water system at RMB * yuan/hour to assist with such act of Party B. In case Party B installs air-conditioning system, Party A will provide proper position at the top of the building to accommodate the outdoor air conditioner without any fee, provided that Party B shall bear any renovation/additional cost thus incurred.

1.9.2	Power supply

1.9.2.1	Party A provides dual power supplies with the total capacity of 5,700KVA, emergency power supply 450KVA, including some 100KW as the tenant standby power supply shared by tenants as per the leased areas in principle. It is feasible to provide 380V power supply. Party A shall satisfy Party B’s requirement for power supply and expansion of capacity. However, Party B’s renovation on power supply shall be reviewed and approved by Party A’s consulting company. Party B shall bear reasonable professional consulting service fee, capacity expansion fee and renovation fee.

1.9.3	Lifts

1.9.3.1	The Vision Center leased by Party A is equipped with 6 passenger lifts, 2 goods lifts and 1 escalator.

1.9.3.2	If Party B rents * over-4-floor area (inclusive) of Vision Center, Party A shall adjust the original lifts control system without prejudice of the lift utilization efficiency and specific requirements of Party B. After the adjustment, 1 lift will be dedicated to Party B stopping at the 1 floor underground, the 1 floor and the floors of Party B instead of any other floors. The 6 lifts are still under central control, and Party B dedicated lift shall operate as aforesaid. Party B is entitled to place and/or post the logo, mark and promotion ads of Party B in the dedicated lift.

1.9.4	Communication

1.9.4.1	Party A promises that the building will provide all tenants with:

(1)	2400 direct-dialing telephone lines:

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

(2)	Network service providers including China education net, China Telecom, China Netcom and Small Netcom. Party A shall fully assist with the connection of above service providers as per the arrangement between Party A and the service providers;

(3)	Kilomega IT backbone network;

(4)	1,000mbps integrated network system optical fiber and Cat6UPT cable, designed capacity up to 1 pair of information points in every 5 square meters;

(5)	Support wireless Internet access in floor 1 and public area (including the lobby and garden outside the ground floor);

(6)	5-cm ground layer for wiring slots of Party B;

(7)	To ensure standby of Netcom physical network connection, Party A will fully help China Netcom to add loop physical route within scope of Vision Center.

1.9.4.2	Besides the charges from providers, Party A shall not charge any additional cost. Meanwhile, Party A shall help China Network to connect the optical fiber to the main equipment room of Party B in the mansion, and permit China Network to use the physical routes of the mansion like the silo and pipelines as per the arrangement between Party A and China Netcom. As requested, Party A shall ensure optical fiber connection finished prior to November 1, 2004.

1.9.5	Firefighting

1.9.5.1	The firefighting spray system and smoke sensor in the office area are installed as open office design concept.

1.9.5.2	As it is not proper to install spray system in key departments like the equipment room in the leased area of Party B, as assisted by Party A, Party B may replace the original spray system with the gas firefighting system at the cost of Party B subject to the firefighting acceptance. Meanwhile, Party B shall ensure to adopt the firefighting facilities compliant with Vision Center in renovating the office-area firefighting system (exclusive equipment room). Party B shall bear any cost for leasing or purchase of firefighting system thus incurred.

1.9.6	Security monitoring system

1.9.6.1	Vision Center is equipped with TV monitoring system, exit/entry control system, around-clock supervision system and control center.

1.9.6.2	Party B may install its own exit/entry monitoring system at the leased area * exits/entries.

1.10	Delivery conditions of the leased house

1.10.1	Cement flat floor.

1.10.2	Installed smoke sensors and spray system as per the current firefighting standard.

1.10.3	The mansion is equipped with the central air conditioning system. The tenant may install/renovate the air conditioners as per furbishing layout of the leased area.

1.11	Furbishing of leased house

1.11.1	Except any IT wiring, network and other weak-current projects, installation of additional air conditioners and outdoor machines, which shall be conduct at Party B’s cost by a engineering company designated by Party A, all the furbishing plan of the leased area of Party B are subject to the prior approval of Party A at the cost of Party B. If necessary, Party A will provide the main-machine installation position and silo, cold-media pipe wiring without any charge.

1.11.2	Except for the electromechanical project (exclusive those under clause 1.11.1), Party B is entitled to independently engage architecture engineers and contractors for planning, design and furbishing.

1.11.3	Party A will provide Party B the furbishing cost list prepared by the Party A’s designated engineering company according to clause 1.11.1. Meanwhile, in case of any test or renovation of the indoor air conditioners and firefighting system of the leased house of Party B by any company designated by Party B, Party B shall notify Party B in advance and negotiate about the charge standard, and indemnify Party B any loss thus incurred.

1.11.4	Party B shall respond to the furbishing plan of Party B within seven (7) working days. In case of any furbishing delay of Party B due to the delayed response of Party A, Party B is entitled to claim any loss thus incurred from Party A.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

1.11.5	Party B shall abide by furbishing regulations of Party A, Party A shall provide Party B the furbishing manual prior to August 20, 2004.

1.11.6	Party A agrees, to address the furbishing needs of Party B, after the execution of this agreement, to provide Party B some offices in the mansion or Tsinghua Science Park with the building area around 100 square meters as the temporary furbishing command center of Party B during the furbishing period of the leased house in 2004, which shall be equipped with the office desks/chairs and broad-band network access, provided that Party B shall bear the Internet access fee, energy consumption fee and property management fee of such offices during the furbishing period.

1.12	Party B’s entry into the mansion

1.12.1	During the lease term, Party B may enter into the mansion around the clock, including weekends and public holidays.

1.12.2	Notwithstanding clause 1.12.1, Party B shall submit the reasonable management of the entry/exit by the property management company of the mansion.

1.13	Advance termination of the lease contract

1.13.1	Party B shall not terminate the lease contract for any reason within three (3) years of the lease, i.e. from the commencement date to December 31, 2007.

1.13.2	After 3-year lease term, i.e. from January 1, 2008, Party B may notify Party B of the termination thereof 9-month in advance in writing, or pay Party B the 9-month rent in place of the notice. In this case, Party B’s deposit to Party A turns into the indemnification of Party B to Party A.

1.14	Restoration to original conditions upon expiration

1.14.1	Upon the termination thereof, Party B shall restore the leased area to the original conditions or the conditions mutually agreed.

1.14.2	After the termination thereof, Party A shall not require Party B to maintain or leave any fixed and/or valuable devices and facilities in the leased house.

1.1.4.3	Except for the devices and facilities retained or left in the leased house as mutually agreed, Party B shall dismantle and move out any such facilities upon the termination of the lease term. Otherwise, Party A is entitled to dispose of any articles of Party B left in the leased area, and Party B shall bear the disposal cost incurred to Party A.

1.15	Miscellaneous

1.15.1	In case * Party A wishes to transfer the mansion to any third party in the lease term, Party A shall cause such third party bound by the lease contract. The lease contract shall still be valid.

1.15.2	Party A confirms that the construction materials of the houses leased to Party B are up to the national safety standards, and shall service the houses as per the environment protection laws.

1.15.3	Party A shall equip the mansion leased to Party B with the following utilities, shops, plunge bath, bank, coffee bar, restaurant, laundry shop and post office.

1.15.4	Party A promises to provide the eatery of adequate seats in the lease term, and provide Party B employees free meal tickets of the mansion restaurant and other restaurants in Tsinghua Science Park for the working days in the first 3-month residence of Party B in the mansion. The free meal ticket is valued at RMB 15 yuan per person and 1000 tickets per working day. The parties shall jointly determine the ticket rates of various restaurants upon consultation.

2.	*

3.	Other benefits promised by Party A

3.1	External signs

3.1.1	When Party B rents * office area in the mansion up to 4 floors, Party A promises that Party B may erect non-ads corporate sign at the proper position in the east surface of the mansion top during the lease term *.

3.1.2	Party A promises that, when Party A is the owner of the whole or part of the area in the mansion, Party A shall not challenge Party B’s sign under clause 3.1 on the ground of the impact on Party A’s benefits, and Party B agrees to pay Party A the compensation thereof RMB * yuan within seven (7) days after the execution hereto.

3.1.3	If the whole or part of the mansion changes the ownership, Party B shall consult with the other ownership for the sign use right (including the potential economic compensation for other owners as agreed).

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

3.1.4	The sign appearance, mode, size and position of Party B are subject to prior written consent of Party A based on the requirements of competent government agencies and other organizations and Party A’s requirements on the mansion image. Party A shall respond to it within three (3) working days after the receipt of the sign design plan of Party B. Any delayed response shall be deemed as Party A’s approval of such design plan.

3.1.5	As approved by Party A, Party B may erect corporate sign after paying Party A the sign use fee under clause 3.1.2.

3.1.6	Party A promises not to place or erect any logo and/or corporate signs other than those of Party A at any position of the external vertical wall above the 4th floor of the mansion.

3.2	Naming right

3.2.1	*

3.2.2	Party B shall bear the application, production cost and other cost in exercising the naming right under clause 3.2.2.

3.3	Ads

3.3.1	When *, provided that Party B’s ads mode/content does not prejudice against the overall image of the mansion with the written consent of Party A, science park and Tsinghua University, Party A agrees that Party B may erect ads bulletin on the top of the mansion. Party B shall, at its own cost, obtain the approval of competent government agencies, to which Party A is obligated to assist with. *.

3.3.2	If the whole or part of the mansion changes owners, Party B shall consult with other owners about the building-top ads bulletin use right (including possible economic compensation to other owners as agreed), or abide by applicable government regulations.

3.3.3	Party A promises not to place or erect the ads of any competitor of Party B at any position of the mansion. The “competitor” herein refers to those engaged in identical or similar business with Party B, including SINA, NETEASE, TOM, KONG ZHONG and other same-level companies as approved by Party A.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

3.4	*

4.	Miscellaneous

4.1	This agreement is made in two (2) copies with each party holding one (1) copy, and shall take effect upon the signatures and stamps of the parties.

4.2	This agreement is governed by the laws of PRC.

4.3	This agreement is preservation agreement, based on which the parties shall enter into the formal lease * agreements. In principal, Party B shall adopt the standard lease agreement of Party A, provided the parties may amend the agreement upon separate consultation.

4.4	Any dispute arising out of the interpretation and performance of this agreement shall be settled friendly. Any dispute failing friendly consultation may be submitted to China International Economic and Trade Arbitration Committee for arbitration in Beijing by either party.

Party A: (stamp) Vision Huaqing (Beijing) Development Co. Ltd.

Legal representative:	/s/ Yali Hong

Party B: (stamp) Beijing Sohu New Era Information Technology Co., Ltd.

Legal representative:	/s/ Charles Zhang

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.